Exhibit 99.1

Serina Therapeutics Reports Second Quarter 2024 Financial Results and Provides Business Highlights

HUNTSVILLE, August 9, 2024 (GLOBE NEWSWIRE) — Serina Therapeutics (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug delivery technology, today reported financial results for the quarter ended June 30, 2024 and provided business highlights.

Recent Highlights

●	Partnership with Enable Injections. The Company will develop and commercialize SER-252 (POZ-apomorphine) in combination with enFuseTM for the treatment of Parkinson’s disease. The enFuseTM wearable technology from Enable is designed to overcome both IV infusion and other subcutaneous administration method shortcomings through fast, simple, and convenient delivery, benefiting patients, providers, as well as payers, with the ability for at home self-administration. The Company anticipates submission of an Investigational New Drug (IND) application to the U.S. Food and Drug Administration with plans to initiate a Phase 1 clinical trial in advanced Parkinson’s disease patients in 2025.

●	Presentation of POZ-lipid immunogenicity data. The Company presented novel data on Serina’s innovative POZ-lipid, a proprietary technology that aims to significantly advance the safety and efficacy of mRNA-LNP formulations. These data show that POZ-lipid does not induce an IgM or IgG antibody response, even with repeated dosing in in vivo models. This finding is crucial because the PEG-lipids currently used in mRNA vaccines can elicit an anti-PEG antibody response. This response is associated with serious adverse events, including anaphylaxis, which can pose a life-threatening risk to patients. Serina’s POZ-lipid technology can potentially mitigate these adverse effects, thereby enhancing the safety and efficacy profile of mRNA-LNP medicines.

●	Appointment of Dr. Srini Tenjarla as Senior Vice President of CMC & Formulation. Dr. Tenjarla joins Serina Therapeutics from Takeda Pharmaceuticals, where he served as Vice President and Head of Drug Product Development and Process Chemistry Development/Outsourcing in Pharmaceutical Sciences. Prior to his tenure at Takeda, Dr. Tenjarla held several leadership roles at Shire Pharmaceuticals, culminating in his position as Vice President of Pharmaceutical Sciences. Dr. Tenjarla has a proven track record in advancing programs through clinical phases to NDA/BLA submission and approval.

Liquidity and Capital Resources

On May 8, 2024, the repayment date of the Company’s borrowings under the Juvenescence Secured Note was extended from May 9, 2024 to December 31, 2024 and the line of credit increased by an additional $525,000 which we received entirely on May 9, 2024.

Balance Sheet Information

Cash, cash equivalents, and restricted cash totaled $6.1 million as of June 30, 2024. As of June 30, 2024, the Company owed Juvenescence Limited $11.2 million in principal and origination fees on account of loans extended to the Company.

Second Quarter Operating Results

Revenues: Revenues comprised entirely of grant revenues from the National Institutes of Health in the amount of $51,000 and $7,000 for the second quarter of 2024 and in the same period in 2023, respectively.

Operating expenses: Operating expenses for the three months ended June 30, 2024 were $3.9 million, as compared with $1 million for the same period in 2023.

Research and development expenses for the three months ended June 30, 2024 increased by approximately $1.1 million to $1.6 million from $0.5 million during the same period in 2023. The net increase was primarily attributable to a non-recurring $0.3 million severance expense, increases of $0.4 million in salaries and payroll related expenses and consulting services allocable to research and development expenses, $0.3 million in patent related professional fees primarily for the maintenance of certain patent and other intellectual property and biological material assets included in Legacy Assets, and $0.1 million in laboratory supplies and depreciation expenses allocable to research and development expenses.

General and administrative expenses for the three months ended June 30, 2024 increased by $1.8 million to $2.3 million as compared to $0.5 million during the same period in 2023. The net increase is attributable to increases of $0.6 million in professional legal and accounting services incurred largely in connection with the Merger which consummated on March 26, 2024, $0.5 million in director compensation and consulting services and noncash stock-based compensation for options granted to directors and consultants allocable to general and administrative expenses, $0.2 million in insurance expenses, $0.2 million in market research and Company website development related expenses, $0.1 million in salaries and payroll related expenses allocable to general and administrative expenses, $0.1 million in recruiting and hiring expenses, $0.1 million in rent and facilities maintenance related expenses, and $0.1 million in investor and public relations related expenses. These increases were offset to some extent by a $0.1 million decrease in miscellaneous expenses.

Other income, net: Net other income for the three months ended June 30, 2024 is primarily comprised of $9.3 million change in fair value of derivative warrant liabilities offset to some extent by $0.3 million amortization of deferred debt issuance costs and other debt related expenses.

Net income: The net income attributable to Serina for the three months ended June 30, 2024 was $5.2 million, or $0.61 per share (basic) and $0.51 per share (diluted) compared to net income of $0.8 million, or $0.37 per share (basic) and $0.11 per share (diluted), for 2023. Net loss for the three months ended June 30, 2024 as compared to net income in 2023 is partially attributable to the ramp up of operating activities following the consummation of the Merger on March 26, 2024 offset by the net change in fair value of derivative warrant liabilities and convertible promissory notes.

Going Concern Considerations

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), the Company evaluates whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date its financial statements are issued. Based on the Company’s most recent projected cash flows, the Company believes that its cash and cash equivalents of $6.1 million as of June 30, 2024 along with the approximately $10 million of cash proceeds expected to be received from Juvenescence through the exercise of Juvenescence’s remaining Post-Merger Warrants as provided in a “Side Letter” would not be sufficient to satisfy the Company’s anticipated operating and other funding requirements for the twelve months following the filing of the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

About SER-252 (POZ-apomorphine)

SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions. Serina plans to advance SER 252 to clinical testing in 2025.

About the POZ Platform™

Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.

About Serina Therapeutics

Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and pain. Serina’s POZ PlatformTM delivery technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs, enabling the potential of challenging small molecules, while addressing the limitations of PEG (polyethylene glycol) and other biocompatible polymers. In addition, our POZ PlatformTM partners are at the forefront in advancing lipid nanoparticle (LNP) delivery technology to develop novel RNA therapeutics. Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

For more information, please visit https://serinatherapeutics.com.

Cautionary Statement Regarding Forward-Looking Statement

This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, the company’s Current Report on Form 8-K that was filed with the SEC on April 1, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC.

The Information contained in this release Is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:

Investor.relations@serinatherapeutics.com

(256) 327-9630

SERINA THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amounts)

	June 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,064	$7,619
Grant receivable	51	-
Prepaid expenses and other current assets	2,802	-
Total current assets	8,917	7,619

Restricted cash	50	-
Property and equipment, net	540	573
Right of use assets - operating leases	562	666
Right of use assets - finance leases	98	110
Intangible assets, net	541	-
TOTAL ASSETS	$10,708	$8,968

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$1,972	$1,163
Loans due to Juvenescence, net of debt issuance costs	10,445	-
Current portion of operating lease liabilities	200	214
Current portion of finance lease liabilities	11	36
Other current liabilities	5	-
Total current liabilities	12,633	1,413

Warrant liability	13,413	-
Loans due to Juvenescence	693	-
Convertible promissory notes, at fair value	-	2,983
Operating lease liabilities, net of current portion	362	461
Finance lease liabilities, net of current portion	-	1
TOTAL LIABILITIES	27,101	4,858

Commitments and contingencies

Redeemable Convertible Preferred Stock:
Redeemable convertible preferred stock, $0.01 par value; 10,000 authorized; nil and 3,438 issued and outstanding at June 30, 2024 and December 31, 2023, respectively	-	36,404
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 5,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 40,000 shares authorized; and 8,792 and 2,410 shares issued and outstanding	1	25
Additional paid-in capital	6,821	858
Accumulated deficit	(23,185)	(33,177)
Total Serina Therapeutics, Inc. stockholders’ deficit	(16,363)	(32,294)
Noncontrolling interest	(30)	-
Total stockholders’ deficit	(16,393)	(32,294)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT	$10,708	$8,968

SERINA THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES
Grant revenues	$51	$7	$56	$37
Total revenues	51	7	56	37

OPERATING EXPENSES
Research and development	1,594	479	2,700	878
General and administrative	2,323	473	3,543	1,066
Total operating expenses	3,917	952	6,243	1,944

Loss from operations	(3,866)	(945)	(6,187)	(1,907)

OTHER INCOME (EXPENSE), NET
Interest expense, net	(242)	(108)	(341)	(194)
Fair value inception adjustment on convertible promissory note	-	-	-	2,240
Change in fair value of convertible promissory notes	-	1,570	(7,017)	1,864
Change in fair value of warrants	9,294	291	3,716	463
Other expense, net	(9)	-	(9)	-
Total other income (expense), net	9,043	1,753	(3,651)	4,373

NET INCOME (LOSS)	5,177	808	(9,838)	2,466
Net loss attributable to noncontrolling interest	27	-	27	-

NET INCOME (LOSS) ATTRIBUTABLE TO SERINA	$5,204	$808	$(9,811)	$2,466

NET EARNINGS (LOSS) PER COMMON SHARE:
BASIC	$0.61	$0.37	$(1.74)	$1.14
DILUTED	$0.51	$0.11	$(1.74)	$0.34

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC	8,514	2,172	5,652	2,170
DILUTED	10,157	7,434	5,652	7,427

SERINA THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2024	2023
OPERATING ACTIVITIES:
Net income (loss) attributable to Serina	$(9,811)	$2,466
Net income (loss) attributable to noncontrolling interest	(27)	-
Adjustments to reconcile net income (loss) attributable to Serina to net cash used in operating activities:
Depreciation and amortization	82	30
Non-cash lease expense	116	90
Amortization of debt issuance costs	329	-
Stock-based compensation	511	25
Fair value inception adjustment on convertible promissory note	-	(2,240)
Change in fair value of convertible promissory notes	7,017	(1,864)
Change in fair value of warrants	(3,716)	(463)
Changes in operating assets and liabilities:
Grant receivable	15	-
Prepaid expenses and other current assets	(2,694)	1
Accounts payable and accrued liabilities	(1,398)	185
Accrued interest on convertible promissory notes	163	282
Operating lease liabilities	(112)	(85)
Related party payables	(66)	-
Other current liabilities	5	-
Net cash used in operating activities	(9,586)	(1,573)

INVESTING ACTIVITIES:
Purchase of equipment	(14)	(315)
Net cash used in investing activities	(14)	(315)

FINANCING ACTIVITIES:
Drawdown on loan facilities from Juvenescence	2,925	-
Cash and restricted cash acquired in connection with the Merger	337	-
Proceeds from the exercise of stock options	4	1
Proceeds from the exercise of Post-Merger Warrants by Juvenescence	4,988	-
Proceeds from the issuance of convertible promissory notes	-	10,100
Principal repayment on loan facilities to Juvenescence	(133)	-
Principal repayments on finance lease liabilities	(26)	(23)
Net cash provided by financing activities	8,095	10,078

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,505)	8,190

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of the period	7,619	532
At end of the period	$6,114	$8,722